Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-233709 on Form N-2 of our report dated December 21, 2022, relating to the consolidated financial statements and financial highlights of KKR Credit Opportunities Portfolio (the “Fund”) appearing in the Fund’s Annual Report on Form N-CSR for the year ended October 31, 2022, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 28, 2023